Exhibit 17.1- Letter of Resignation of Sam Aiello

August 19, 2008

I Sam Aiello hereby resign as a director of Frontier energy corporation, effective this 19th day of August, 2008.


/s/ Sam Aiello
--------------
Sam Aiello